Exhibit 99.1

AudioEye To Hold Business Update Call April 19

TUCSON, Ariz., April 17, 2017 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company") today announced that it will host a business update call on April 19, 2017 at 11:00 am Eastern Time, 8:00 am Pacific Time. Dr. Carr Bettis, Executive Chairman, and Todd Bankofier, Chief Executive Officer, will discuss AudioEye's preliminary first quarter results and continued progress with the Company's new cash contract bookings, end markets and technology development.

AudioEye previously announced preliminary first quarter 2017 results, including record cash contract bookings for the Company of more than $1.7 million, compared to $1.9 million for the full year 2016. The Company's estimated new business pipeline remains in excess of $5.3 million. The Company previously announced it anticipates cash contract bookings of $4.0 million to $6.0 million for 2017.

Investors wishing to join the call should dial 1-877-317-6789, or +1-412-317-6789. A replay will be available until April 26, 2017, by dialing 1-877-344-7529 or +1-412-317-0088, and using passcode 10105527. A webcast replay will be available online at http://www.audioeye.com in the Investor Relations section after the call.

About AudioEye, Inc.
AudioEye's software enables every enterprise, from corporations to government agencies, to make their content more consumable through technology.

More accessible. More usable. More people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings will not increase as currently expected or at all. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:
Matt Kreps
Darrow Associates Investor Relations
(512) 696-6401
xplr@darrowir.com

David Kovacs
Strategic Advisor
AudioEye, Inc.
(520) 308-6143